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HERBEIN + COMPANY INC.




                      CONSENT OF INDEPENDENT ACCOUNTANTS


         We consent to the reference to our firm under the captions "Experts" and "Selected Historical and Pro Forma Combined Financial Data" in the Form S-1 (File No. 18739) Registration Statement of Pegasus Communications Corporation filed with the Securities and Exchange Commission relating to the registration of Units, consisting of Series A Cumulative Exchangeable Preferred Stock and Class A Common Stock Warrants, and to the inclusion therein of our reports dated March 4, 1994 with respect to the 1993 combined financial statements and financial statement schedule of Pegasus Communications Corporation.






/s/ HERBEIN + COMPANY, INC.
------------------------------
HERBEIN + COMPANY, INC.




Reading, Pennsylvania
January 17, 1997